                                                                    EXHIBIT 2.14

                           ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is made and entered into as of July 28, 2000 by and among DoveBid, Inc., a Delaware corporation ("DoveBid"), DoveBid Australasia Pty Ltd ACN 093 796 368, a Victorian company and wholly owned subsidiary of DoveBid ("Sub"), Masongreene Australasia Pty Ltd ACN 065 348 736, a Victorian company ("Trustee"), C. N. Mason & Associates Pty Ltd ACN 007 145 191, a Victorian company ("Unitholder") and Christopher N. Mason ("Mason") (Unitholder and Mason are collectively referred to as "Principals").

     Mason owns beneficially all of the issued capital of Trustee and Unitholder.

     Trustee owns the Assets (as defined below) and carries on business under the name 'Masongreene' as currently operated ("Business") as trustee of the Mason Lockwood Unit Trust ("Trust").

     Sub desires to purchase from Trustee, and Trustee wishes to sell (and each of Unitholder and Mason desires Trustee to sell) to Sub, all Assets and the benefit of the Business of Trustee on the terms and conditions set forth in this Agreement.

     All dollar amounts set forth in this Agreement are U.S. Dollars unless otherwise stated in this Agreement.

     Now, therefore, the parties agree as follows:


                                   ARTICLE I
                               SALE AND PURCHASE

     1.1  Agreement to Sell and Purchase. At the Closing (as defined in
          ------------------------------
Section 1.6), Trustee shall sell, transfer and deliver to Sub, and Sub shall purchase and accept from Trustee, free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character (collectively, "Liens"), all of the assets and the benefit of the Business, including the following (collectively, the "Assets"):

          (a)  Intentionally blank;

          (b) All prepaid and similar items, including all prepaid expenses, advance payments, security deposits, employee travel and expense advances and other prepaid items, all to the extent assignable to Sub;

          (c) All tangible property owned by Trustee or used in the Business, including all machinery and equipment, tools and dies, computer equipment and systems, software, materials, furniture, office equipment, cars, trucks and other vehicles, leasehold improvements and inventory together with the receivable due from the Geelong Football Club which has a face value of approximately $12,000 (collectively the "Transferred Assets");

          (d) All supplier lists and all orders, contracts and commitments for the purchase of goods or services, including all such items relating to the purchase of capital assets, products and supplies;

          (e) All purchase orders, license agreements, maintenance agreements, contracts, commitments and insurance policies;

          (f) All other orders, contracts and commitments, including all leases (whether or not capitalized), licenses, conditional sale or title retention agreements and guarantees, including without limitation all IP Rights Agreements (as defined in Section 2.11) (the assets described in items (d), (e) and (f) of this Section 1.1 being collectively referred to as the "Contracts"), including without limitation the Contracts listed on Section 2.10 to the Disclosure Letter (as defined in Article II);

          (g) All IP Rights (as defined in Section 2.11), including all patents, trademarks (including the names, "Masongreene" and "Masongreene Australasia Pty Ltd"), software, trade names, service marks, logos, copyrights, trade secrets, technical information and other know-how, and the goodwill associated therewith;

          (h) All permits, franchises, licenses, bonds, approvals, qualifications and the like issued by any government or governmental unit, agency, board, body or instrumentality, whether national, state, territorial, local or foreign and all applications therefor pertaining to the Business, all to the extent assignable;

          (i) All business books and records, including, without limitation, all financial, employee benefit plans, operating, inventory, personnel, payroll, files, customer lists, data bases and customer records and all sales and promotional literature, correspondence, proposals for the provision of services or software to customers, and files; provided, however, that in the event that any such books or records are subject to any legal privilege, the parties agree to cooperate to protect such privilege to the extent practicable;

          (j) All telephone numbers of Trustee used in or in connection with the Business; and

          (k)  All goodwill associated with any of the foregoing.

     Notwithstanding the above, any items listed in Section 1.1 of the Disclosure Letter as requiring a consent for transfer or assignment and as to which consent for such transfer or assignment has not been obtained by Trustee prior to the Closing shall be treated in accordance with Section 1.9 and shall not be deemed to be transferred or assigned to Sub as part of the Assets.

     The Principals acknowledge the sale under this Section 1 and must procure that Trustee meets its obligations under this Section and the Agreement in general.

     1.2  Assumption of Liabilities.  Except as otherwise expressly provided in
          -------------------------
this Agreement, Sub shall not assume any liabilities of Trustee other than the following liabilities (collectively, the "Assumed Liabilities"):
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                                       3

          (a) All obligations to perform under the Contracts which arise after the Closing and, for the avoidance of doubt, Trustee and the Principals shall be liable for all obligations to be performed under each Contract to the extent to which the obligation relates to any period prior to the Closing;

          (b) Any liability of Trustee in respect of Transferring Employees (as defined in Section 4.12) and Mason in respect of matters specifically referred to in the letters of offer of employment to be made by Sub to those employees and Mason in accordance with this Agreement provided that in no circumstance shall Sub be liable for any amount in respect of either:

               (i) annual leave and sick leave entitlements of Transferring Employees and Mason in aggregate in excess of $50,000; or

               (ii) any amount in respect of long service leave entitlements of Transferring Employees and Mason that may become due to the extent they relate to a period of service prior to the Closing Date that is not reflective of the date on which their service commenced as set out in their letter of offer of employment by Sub and where in aggregate that amount of long service leave for all Transferring Employees and Mason exceeds $27,300;

          (c) The liabilities under the leases of motor vehicles (registration numbers OVA 450 and ORE 935), such leases having been disclosed to Sub and DoveBid provided that such liabilities do not exceed in aggregate in respect of the period after the Closing Date $40,900; and

          (d) The liability of Trustee to pay Mason, in recognition of his significant and valued contribution to Trustee, in its role as trustee of the Mason Lockwood Trust, the sums of $75,000 on 14 August 2000, $75,000 on 14 August 2001, $75,000 on 14 August 2002 and $75,000 on 14 August 2003..

     1.3  Excluded Liabilities.  Sub is not assuming or agreeing to pay or
          --------------------
perform any liabilities of Trustee or any Principal other than the Assumed Liabilities (all such liabilities not being assumed being referred to as "Excluded Liabilities"). Without limiting the foregoing, the Excluded Liabilities shall including the following:

          (a) Any taxes (including income or capital gains tax, any duty, levy or charge, any goods and service tax or any amount in the nature of any of these items) of Trustee, the Unitholder or Mason arising before the Closing or arising in connection with the transactions contemplated by this Agreement other than stamp duty in accordance with Section 10.5;

          (b) All brokerage commissions, finder's fees or similar fees or commissions, any accounting, legal and other professional fees, payable in connection with this Agreement or any of the transactions contemplated hereby to any broker, finder, agent, financial advisor accounts, attorneys, or other representatives, acting or having acted on behalf of or employed by Trustee or the Principals;

          (c) Any liability relating to the withholding obligations of Trustee or that Principals and any other taxes (including income or capital gains tax, any duty, levy or charge, any goods and service tax or any amount in the nature of any of these items) resulting from the exercise, redemption or other disposition of any options to purchase shares in or securities of Trustee or the Unitholder; and

          (d) Any liability to any person arising out of any ownership interest in Trustee or Unitholder.

     All of the Excluded Liabilities will be the sole responsibility and obligation of Trustee (or the Principals, as appropriate). Trustee (or the Principals, as appropriate) must pay, perform and discharge all of the Excluded Liabilities when due in accordance with their respective terms and conditions and in a commercially reasonable manner designed to further the goodwill and reputation of the Business.

     Trustee and the Principals indemnify and must keep indemnified Sub and DoveBid in respect of any and all claims, costs, expenses or liabilities suffered or to be suffered due to a breach by Trustee of the preceding paragraph.

     1.4  Purchase Price.  Subject to the terms and conditions of this
          --------------
Agreement, Sub shall pay in exchange for the Assets the following aggregate consideration ("Purchase Price"):

          (i) cash in the amount of $1,372,700 ("Closing Payment"), of which $350,000 shall not be paid to Trustee at the Closing but instead shall be retained as the "Holdback," as provided in Section 1.7 (leaving a net amount due at Closing of $1,022,700);

          (ii) one convertible subordinated promissory note, payable to Trustee in the principal amount of $750,000 in the form attached hereto as Exhibit A ("Convertible Subordinated Note"); and
          ---------

          (iii) assumption by Sub of only the Assumed Liabilities.

     1.5  Financial Statements Representations. Trustee shall deliver a
          ------------------------------------
certificate of Trustee and Principals making the Financial Statements Representations (as defined in Section 2.7).

          In addition, at Closing, Trustee shall deliver a statement disclosing the book value of the Assets and the Assumed Liabilities ("Closing Statement of Transferred Assets and Assumed Liabilities"). Trustee agrees that, in the event that the excess of the book value of the Assumed Liabilities at Closing over the book value of the Assets at Closing is greater than $340,200 (either as reflected in the Closing Statement of Transferred Assets and Assumed Liabilities or as subsequently determined by Sub), then Sub shall have a Claim (as defined in Section 8.5) in the amount by which such excess is greater than $340,200. Solely by way of illustration, if the book value of the Assumed Liabilities at Closing exceeds the book value of the Assets at Closing by $400,000, then Sub shall have a Claim in the amount of $59,800 and may exercise its right of set off under Sections 1.7 or 1.8 (if then appropriate) in respect of that amount. It is agreed that the book values shall be determined in accordance with Australian GAAP and that the principles shall be consistently applied with prior periods.

     1.6  Closing.  The purchase and sale of the Assets and the benefit of the
          -------
Business, assumption by Sub of the Assumed Liabilities and the consummation of the other transactions contemplated hereby ("Closing"), will take place at the offices of Mallesons

Stephen Jaques, Level 28, 525 Collins Street, Melbourne, Victoria at 11:00 am AEST on # July 2000 or, if all conditions to closing have not been satisfied or waived by said date, at such other time and place as Sub and Mason may mutually agree. At the Closing, Trustee will deliver to Sub title to all of the Assets (including any indicia of title held and an assignment of all contracts of the Business), against delivery to Trustee by Sub of the Purchase Price. The date on which the Closing occurs is referred to herein as the "Closing Date."

     1.7  Holdback.  At the Closing, Sub will withhold $350,000 ("Holdback
          --------
Amount") from the Closing Payment payable pursuant to Section 1.4(i) as partial security for Trustee's and Principals' indemnification obligations for "Damages" (as defined in Section 8.2) under Article VIII hereof. Trustee and Sub agree that the Holdback Amount shall be treated as paid to and held by Trustee as of the Closing and at all times thereafter for all tax purposes. The Holdback Amount as reduced under Article VIII, other than a portion of the Holdback Amount equal to the sum of the amount of Damages asserted in each "Claim" (as defined in Section 8.5) that has not been resolved pursuant to the terms hereof on or prior to the day that is the first anniversary of the Closing Date ("Release Date") shall be paid to Trustee upon the Release Date, and, in the case of any such withheld Holdback Amount, upon the final resolution, if applicable, against the DoveBid Indemnitees of any such unresolved Claim or Claims. In addition Sub will pay Trustee when a payment is made under this
Section 1.7 interest on the amount of the payment calculated as simple interest at the minimum annual rate established pursuant to section 1274(d) of the Internal Revenue Code of 1986 as at the date of Closing for the period from the date of Closing until that payment is made.

     1.8  Set off rights.  To the extent that the Holdback Amount (together with
          --------------
all interest payable thereon in accordance with Section 1.7) is insufficient to satisfy all successful or properly recoverable Claims of the DoveBid Indemnitees under Article VIII, amounts of such Claims in excess of the Holdback Amount may be treated as Claims of DoveBid and set off against any outstanding balance on the Convertible Subordinated Note. To the extent of any inconsistency between this section and the terms and conditions of the Convertible Subordinated Note, the provisions of this Section shall prevail.

     1.9  Third Party Consents.  To the extent that Trustee's rights under any
          --------------------
Contract or in any other Asset to be assigned to Sub hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Trustee and Sub shall use all reasonable efforts to obtain any such required consent as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Sub's rights under the Contract or in such other Asset so that Sub would not in effect acquire the benefit of substantially all such rights, Trustee shall, for a reasonable period of time following the Closing and to the maximum extent permitted by law and the Contract or other Asset, if Sub so requests, reasonably cooperate with Sub in any reasonable arrangement designed to provide such benefits thereunder to Sub; provided, however, that Trustee shall not be required to maintain its business or operations in any respect following the Closing.

     1.10 Purchase Price Allocation. The Purchase Price will be allocated
          -------------------------
amongst the Assets as follows:

          (a) for the Transferred Assets: $78,000 (including $12,000 for the Geelong Football Club receivable);

          (b)  for all Contracts: $1.00;

          (c)  for all records of the Business: $1.00;

          (d)  for all other Assets (other than Goodwill): $1.00; and

          (e) for Goodwill, the balance of the Purchase Price, allocated in the following proportions (which allocation is determined by reference to the sales of the Business in the financial years ending 30 June 2000):

               (i)   Queensland:           0.5%;

               (ii)  New South Wales:      2.0%; and

               (iii) Victoria:            97.5%.

                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                           OF TRUSTEE AND PRINCIPALS

     Except as specifically set forth in the disclosure letter provided by Trustee and the Principals to Sub simultaneously with the signing of this Agreement, dated as of the date of this Agreement ("Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, each of Trustee and the Principals hereby jointly and severally represent and warrant to Sub as follows (and except as otherwise indicated, any conversion from U.S. Dollars to Australian Dollars in this Article II shall be calculated at the rate of one Australian dollar equals 0.585 U.S. Dollar):

     2.1  Organization and Good Standing.  Trustee and Unitholder each are
          ------------------------------
companies duly incorporated and subsisting under the laws of the State of Victoria, Australia, has the corporate power and authority to own, operate and lease its assets (including the Assets) and to carry on its business as now conducted, and is qualified to conduct business in each jurisdiction in which the character of the assets owned, leased or licensed by it or the nature of such activities makes such qualification necessary.

     2.2  Power, Authorization and Validity.
          ---------------------------------

          2.2.1 Trustee and Principals each have the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Trustee or Principals is or will be a party that are required to be executed pursuant to this Agreement ( "Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by Trustee and Unitholder, as appropriate. No vote of the shareholders of the either Trustee and Unitholder is required by its constitution or applicable law with respect to the due authorization and approval of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

          2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Trustee and Principals to enter into, and to perform their respective obligations under, this Agreement and the Ancillary Agreements. All such qualifications and filings will, in the case of qualifications, be effective on the Closing, and will, in the case of filings, be made within the time prescribed by applicable law.

          2.2.3 This Agreement and the Ancillary Agreements are, or when executed by Trustee and Principals will be, valid and binding obligations of Trustee and each Principal enforceable against Trustee and each Principal in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy or insolvency and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     2.3  Capitalization.  The issued capital of Trustee consists of 100 fully
          --------------
paid ordinary shares, 99 of which are owned legally and beneficially by Mason, 1 of which is owned by Noel Mason as bare trustee for Mason, and no other entity or individual owns beneficially, any other equity interest of Trustee. The issued capital of the Unitholder consists of 100 fully paid ordinary shares, 99 of which are owned legally and beneficially by Mason, and 1 of which is owned by Joan Mason as bare trustee for Mason and no other entity or individual owns beneficially, any other equity interest of the Unitholder. On the date of this Agreement, Mason has control of, and on the Closing Date Mason will control, all issued shares in Trustee and the Unitholder. There is no voting agreement, right of first refusal or other restriction (other than normal restrictions on transfer under applicable Australian and Victorian securities laws) applicable to any of Trustee's or the Unitholder's capital.

     2.4  Subsidiaries.  Neither the Trust nor Unitholder has any subsidiaries
          ------------
or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

     2.5  No Conflict.  Neither the execution and delivery of this Agreement nor
          -----------
any Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, default, impairment or violation of (a) any provision of the constitution of Trustee or the Unitholder, (b) any instrument or contract to which Trustee, the Unitholder or Mason is a party or by which either Trustee, the Unitholder or Mason is a party, or any of Trustee's, the Unitholder's or Mason's assets or properties (including in each case all of the Assets) are bound or affected, or (c) any federal, state, territorial, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to either Trustee, the Unitholder or Mason or their respective assets or properties (including in each case all of the Assets). The consummation of the transactions contemplated by this Agreement does not and will not require the consent, waiver, release or approval of any governmental entity or third party.

     2.6  Litigation.  There is no action, proceeding, claim or investigation
          ----------
pending against Trustee, the Unitholder or Mason before any court or administrative agency, nor the Unitholder and Mason, has any such action, proceeding, claim or investigation been threatened. There is no reasonable basis for any person that previously held an interest in the Assets or the benefit of the Business, the Unitholder or Mason, any other person, firm, corporation, or entity, to assert a claim against Trustee, the Unitholder or Mason or DoveBid or Sub based upon (a) ownership or rights to ownership of any Assets or the benefit of the Business, (b) any rights as the owner of the Assets or the benefit of the Business, including any option or pre-emptive rights or rights to notice, or (c) any rights under any agreement among Trustee or Unitholder and its respective shareholders including Mason. There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Trustee or Principals or their respective assets, properties or securities.

     2.7  Financial Statements.  Trustee has delivered to Sub, attached hereto
          --------------------
as Exhibit C, copies of:
   ---------

          (a) Trustee's consolidated balance sheet as of June 30, 2000 ("Balance Sheet");

          (b) Trustee's consolidated income statement for the twelve months ended June 30, 2000 ("Income Statement"); and

          (c)  the Closing Statement of Transferred Assets and Assumed
Liabilities,

(with the Balance Sheet, Income Statement and Closing Statement of Transferred Assets and Assumed Liabilities being collectively referred to as the "Financial Statements").

The Financial Statements (a) are in accordance with the books and records of Trustee, (b) fairly present the financial condition of Trustee at the date therein indicated and the results of operations and cash flows for the periods therein specified and (c) have been prepared in accordance with Australian GAAP ("Financial Statement Representations"). It is agreed that in determining the fairness of presentation in accordance with Australian GAAP, the principles shall be consistently applied with prior periods. Trustee has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is a debt or obligation and that is not reflected or reserved against in the Financial Statements and the Closing Statement of Transferred Assets and Assumed Liabilities (as appropriate).

          Further, in the year ended 30 June 2000, the total operating costs (including all petrol, maintenance, registration and insurance) of motor vehicles provided to employees of Trustee was (in Australian dollars) $60,705.

     2.8  Title to Assets and Properties.  Trustee has good and marketable title
          ------------------------------
to all of the Assets. On the date of this Agreement, there is no, and at the Closing Date, there will be no Lien or third party interest of any kind in any Asset or the benefit of the Business (including all Contracts to be acquired by Sub as part of the Business). All machinery and equipment included in such Assets is in good condition and repair, normal wear and tear excepted, and fit for the purpose for which it is used in the Business. The Assets comprise all of the assets necessary to conduct and operate the Business in the manner conducted as at the date of Closing and consistent with conduct and operations in the two years ended 30 June 1999 and 30 June 2000. All leases of assets (including real property) to which Trustee is a party are fully effective and afford Trustee peaceful and undisturbed possession of the subject matter of the lease. Trustee is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, nor has Trustee received any notice of violation with which it has not complied. The Assets comprise all tangible and intangible assets, rights and properties used in or necessary for the continued conduct of the Business both prior to and after the Closing.

     2.9  Absence of Certain Changes.  Since June 12, 2000, there has not been
          --------------------------
with respect to Trustee:

          (a) any change in the financial condition, properties, assets, liabilities, Business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have an adverse effect thereon;

          (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

          (c) any mortgage, encumbrance or Lien placed on any of the properties (including any of the Assets) thereof;

          (d) any obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business in individual amounts less than $10,000;

          (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business in individual amounts less than $10,000;

          (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets (including any of the Assets) of Trustee or the Business;

          (g) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, managers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, managers, employees or agents;

          (h) any change with respect to the management, supervisory or other key personnel thereof;

          (i) any payment or discharge of a Lien or liability thereof which Lien was not either shown on the Balance Sheet or incurred in the ordinary course of business thereafter;

          (j) any obligation or liability incurred thereby to any of its officers, employees, directors or shareholders or any loans or advances made thereby to any of its officers, employees, directors or shareholders except normal compensation and expense allowances payable to officers and employees;

          (k) any amendment or change in the constitution of Trustee or Unitholder; or

          (l)  any change in the accounting policies or procedures of Trustee.

     2.10 Contracts and Commitments.  Section 2.10 of the Disclosure Letter sets
          -------------------------
forth a list of each of the following oral or written contracts, agreements, understandings and arrangements, a true and complete copy of each (or, in the case of an oral agreement, a written summary of all of the terms of which) has been provided to Sub:

          (a) contract, agreement or other understanding or arrangement providing for payments by or to Trustee in an aggregate amount of $10,000 or more in any year;

          (b) IP Rights Agreement (as defined in Section 2.11), and contract, license, agreement or other understanding or arrangement as licensor or licensee;

          (c) contract, lease, license, agreement or other understanding or arrangement for the lease of real or personal property;

          (d) joint venture contract or arrangement or any other agreement that involves or could involve a sharing of profits, expenses or losses with any other party;

          (e) instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business and for no more than $10,000 in amount, and except as disclosed in the Financial Statements;

          (f) contract, agreement or other understanding or arrangement containing covenants purporting to limit Trustee's freedom to compete in any line of business in any geographic area, or which grants any exclusive rights or obligations;

          (g) contract, agreement or other understanding or arrangement for or relating to the employment of any officer, employee, contractor, or consultant of Trustee;

          (h) contract, agreement or other understanding or arrangement for or relating to an acquisition or disposition of assets or securities of another person, other than in the ordinary course of business consistent with past practice; or pursuant to which Trustee has any ownership or other participation interest in any corporation, partnership or other business enterprise;

          (i) surety or guarantee in favor of third parties, or any security interest in favor of third parties, such third parties to include any Principal, the employees, Trustee, the Unitholder and the officers of Trustee of the Unitholder;

          (j) guarantee or surety or statement of several liability of any third party in respect of any borrowing of Trustee; or

          (k) any other agreement not specified above related to the business of Trustee or Business.

     All such agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments identified in this Section 2.10 are valid and in full force and effect. Trustee is not, nor is any other party thereto, in breach or default under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment, nor has any event occurred thereunder which, with the passage of time or the giving of notice or both will
lead to such a default.   Trustee does not have any liability for renegotiation
of government contracts or subcontracts, if any.

     2.11 Intellectual Property.  Trustee owns, or has a valid right to use,
          ---------------------
sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of Business (such Intellectual Property Rights being hereinafter collectively referred to as the

"IP Rights") and such rights to use, sell or license are sufficient for the conduct of the Business as presently conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute a breach of any instrument or agreement governing or affecting any IP Rights (the "IP Rights Agreements"), do not and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any IP Right or impair the right of Trustee to use, sell or license any IP Right or portion thereof. There is no royalty, honoraria, fee or other payment payable by Trustee to any person by reason of the ownership, use, license, sale or disposition of any IP Right (other than as set forth in the IP Rights Agreements listed in Section 2.11 to the Disclosure Letter). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Trustee or currently under development by Trustee or the provision of any service currently provided by Trustee or currently planned to be provided by Trustee violates any license or agreement between Trustee and any third party or infringes any Intellectual Property Right of any other person or entity; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any IP Right nor is there any basis for any such claim, nor has Trustee received any notice asserting that any IP Right or the proposed use, sale, license or disposition thereof conflicts, or will conflict, with the rights of any other person or entity, nor is there any basis for any such assertion. Trustee has taken reasonable and necessary steps designed to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in, all IP Rights. Each officer, employee and consultant of Trustee has executed and delivered to Trustee an agreement in the form provided to Sub regarding the protection of proprietary information and the assignment to Trustee of all Intellectual Property Rights arising from the services performed for Trustee by such person. Section 2.11 to the Disclosure Letter contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Trustee to perfect or protect its interest in IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial or intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights, copyright applications, "moral rights," franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     2.12 Compliance with Laws.  Each of Trustee and Unitholder has complied,
          --------------------
and prior to the Closing Date will have complied, and is and will be at the Closing in full compliance with, all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof including the Assets and the Business. Trustee has received all material permits and approvals from, and has made all material filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations involving Trustee or threatened against Trustee, the Assets or the Business before any governmental entity.

     2.13 Certain Transactions and Agreements.  None of Trustee's nor
          -----------------------------------
Unitholder's officers, directors, shareholders or, employees, nor any member of their immediate families (each, a "Related Party"), has any direct or indirect ownership interest in any firm or corporation that competes with the Business (except with respect to any interest in less than one percent of the issued capital of any listed or publicly traded corporation). No Related Party is directly or indirectly interested in any contract or informal arrangement with Trustee, except for normal compensation for services as an officer, director, shareholder or employee thereof. Except for the lease of the premises at 91 - 101 Leveson Street, North Melbourne, Victoria, Australia ("Business Premises") no Related Party has any interest in any property, real or personal, tangible or intangible, including any Intellectual Property Rights, used in or pertaining to the business of Trustee or Business, except for the normal rights of a shareholder of Trustee. Trustee is not indebted and as of the Closing will not be indebted to any Related Party in any amount related to the Assets or the operation of the Business (any indebtedness of Trustee to a Related Party, a "Related Party Debt"), except for the accrued but unpaid salary and annual leave or long service leave and reasonable expense reimbursement, each arising in the ordinary course of Trustee's business, to Related Parties as an officer, director or employee of Trustee or Unitholder, in each case, reflected on the Financial Statements ("Permitted Related Party Debt").

     2.14 Employees and Other Compliance.
          ------------------------------

          2.14.1 Other than in respect of any employee listed in Exhibit E and Mason, Trustee is not a party or otherwise bound by any employment contract or consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

          2.14.2 Trustee (i) has not been nor is now subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) has no current labor disputes. Trustee has good labor relations, and the consummation of the transactions contemplated hereby will not have an adverse effect on such labor relations, and none of Trustee's key employees intends to leave its employ.

          2.14.3 Section 2.14.3 to the Disclosure Letter identifies (i) all plans or arrangements for the provision of benefits of any description to employees, and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between Trustee and any employee of Trustee, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Trustee under which Trustee has any present or future obligation or liability (collectively, the "Trustee Employee Plans"). Copies of all Trustee Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to Sub, together with the three most recent annual reports prepared in connection with any such Trustee Employee Plan. All Trustee Employee Plans are identified as such in Section 2.14.3 to the Disclosure Letter. All contributions due from Trustee with respect to any of Trustee Employee Plans have been made as required or have been accrued on the Financial Statements. Each Trustee Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations applicable to such Trustee Employee Plans.

          2.14.4 Section 2.14.4 to the Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses and all forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Trustee Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by Trustee and (C) covers any employee or former employee of Trustee. Such contracts, plans and arrangements as are described in this Section 2.14.4 are herein referred to collectively as the "Trustee Benefit Arrangements." Each Trustee Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Trustee Benefit Arrangement. Trustee has delivered to Sub a complete and correct copy or description of each Trustee Benefit Arrangement.

          2.14.5 There has been no amendment to, written interpretation or announcement (whether or not written) by Trustee relating to, or change in employee participation or coverage under, any Trustee Employee Plan or Trustee Benefit Arrangement that would increase the expense of maintaining such Trustee Employee Plan or Trustee Benefit Arrangement above the level of the expense incurred in respect thereof since the date of the Balance Sheet.

          2.14.6 The Unitholder does not employ or provide benefits to any person engaged in the conduct or operation of the Business.

          2.14.7 Trustee is in compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, labor circumstances, hygiene, work place protection, health and safety protection and terms and conditions of employment.

          2.14.8 No employee of Trustee is in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, confidentiality agreement, non-competition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject Trustee to any liability.

          2.14.9 A list of all employees, officers, directors and consultants of Trustee and their current compensation is set forth on Section 2.14.9 to the Disclosure Letter.

          2.14.10 Neither Trustee nor either principal is a party to any (a) agreement with any officer, director, shareholder or other employee thereof (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Trustee in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.15 Trustee and Principals Documents.  Trustee and Principals have made
          --------------------------------
available to Sub for examination true and complete copies of all documents and information listed in the Disclosure Letter or other exhibits called for by this Agreement which have been requested by Sub and/or its legal counsel, including, without limitation, the following: (a) copies of Trustee's and the Unitholder's constitution and the deed for the establishment of the Trust as currently in effect; (b) all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof for Trustee and Unitholder; (c) all statutory registers of Trustee and Unitholder; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Trustee or Unitholder, or any securities of Trustee or Unitholder, and all applications for such permits, orders, and consents.

     2.16 No Brokers.  Neither Trustee nor the Principals are or will be
          ----------
obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     2.17 Inventory; Receivable. Section 2.17 of the Disclosure Letter provides
          ---------------------
a true and complete inventory detail report covering all inventory held by Trustee as of the date of this Agreement. All such inventory is included in the Assets. The receivable from the Geelong Football Club included in the Transferred Assets arose in the ordinary course of Trustee's business, represents a valid, enforceable and fully collectible obligations due to Trustee and is not subject to any set off or counterclaim.

     2.18 Books and Records.
          -----------------

          2.18.1 The books, records and accounts of Trustee (a) are true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Trustee, and (d) accurately and fairly reflect the basis for the Financial Statements.

          2.18.2 Trustee has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and
(ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of Trustee is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.19 Insurance.  Trustee maintains and at all times during the prior three
          ---------
years have maintained policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar in type and size to those of Trustee, including all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and Trustee are otherwise in compliance with the terms of such policies and bonds. There has been no threatened termination of, or premium increase with respect to, any of such policies.

     Prior to the Closing, Trustee shall have obtained, and fully prepaid all premiums associated with, "tail-off" insurance for Trustee for activities of Trustee prior to the Closing, which insurance shall be assignable to Sub at the Closing if required, shall expire no earlier than the third anniversary of the Closing and shall contain coverage that is customary for Trustee's industry and be reasonably acceptable to Sub. All policies of insurance now held by Trustee are set forth in Section 2.19 of the Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

     2.20 Taxes.  Trustee has timely field with the appropriate governmental
          -----
bodies all tax returns which are required to be filed, and has duly paid to the appropriate governmental bodies all taxes which are required to be paid, including without limitation, all taxes withheld from employees' wages and all other taxes due or claimed to be due by any governmental body. Such tax returns properly reflect the taxes payable for the periods covered thereby. All such taxes due for all taxable periods ending before the Closing Date have been, or will be, timely paid by Trustee. Trustee has not waived any statute of limitations on the right of any governmental body to assess any additional taxes or to contest the items reported on any such tax returns. Trustee shall make available to DoveBid's accountants true and complete copies of all tax returns filed by or on behalf of Trustee for each of the past taxable years which are still subject to audit or examination.

     2.21 Securities Law Representations.  Trustee and the Unitholder (each an
          ------------------------------
"Investor") hereby represent and warrant to, and agrees with, DoveBid as follows:

          2.21.1 The Convertible Subordinated Note and all securities issuable upon conversion thereof (collectively, with the Convertible Subordinated Note, the "DoveBid Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended ("Securities Act"), and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

          2.21.2 Such Investor has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the DoveBid Securities. Such Investor further has had an opportunity to ask questions and receive answers from DoveBid regarding the terms and conditions of the offering of the DoveBid Securities and to obtain additional information (to the extent DoveBid possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Investor or to which such Investor had access.

          2.21.3 Such Investor understands that the purchase of the DoveBid Securities involves substantial risk. Such Investor: (i) has experience as an investor in securities of companies in the development stage and acknowledges that such Investor is able to fend for itself, can bear the economic risk of such Investor's investment in the DoveBid Securities and has such knowledge and experience in financial or business matters that such Investor is capable of evaluating the merits and risks of this investment in the DoveBid Securities and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with DoveBid and certain of its officers, directors or controlling persons of a nature and duration that enables such Investor to be aware of the character, business acumen and financial circumstances of such persons.

          2.21.4 Such Investor is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

          2.21.5 Such Investor understands that the DoveBid Securities are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from DoveBid in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Investor understands that (i) DoveBid has withdrawn its Registration Statement on Form S-1 (No. 333-32184) filed with the U.S. Securities and Exchange Commission ("SEC") and (ii) no public market now exists for any of the DoveBid Securities and that it is uncertain whether a public market will ever exist for the DoveBid Securities. Each Investor is familiar with Rule 144 of the SEC, as presently in effect, which permits certain limited sales of unregistered securities, and Investor understand that with respect to the DoveBid Securities, such Rule is not presently available to permit their resale. Each Investor further understands that Rule 144 requires that the DoveBid Securities be held for a minimum of one (1) year and, in certain cases two (2) years, after they have been purchased and paid for within the meaning of Rule 144, before they may be sold under Rule 144. Investor further understands that Rule 144 may indefinitely restrict transfer of the DoveBid Securities so long as the holder thereof remains an "affiliate" of DoveBid if "current public information" about DoveBid (as defined in Rule 144) is not publicly available.

     2.22 Further Limitations on Disposition.  Without in any way limiting the
          ----------------------------------
representations set forth in Section 2.21 above, each Investor further agrees not to make any disposition of all or any portion of the DoveBid Securities unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) such Investor shall have notified DoveBid of the proposed disposition and shall have furnished DoveBid with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Investor or its transferee, with an opinion of counsel, reasonably satisfactory to DoveBid, that such disposition will not require registration of such securities under the Securities Act.

     2.23 "Market Stand-Off" Agreement.  Each Investor hereby agrees that,
          ----------------------------
during the period of duration not exceeding 180 days specified by DoveBid and an underwriter of common stock or other securities of DoveBid, following the effective date of a registration statement filed with the SEC to register the securities of DoveBid to be issued and sold in an initial public offering of DoveBid's common stock, such Investor shall not, to the extent requested by DoveBid and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of DoveBid held by such Investor at any time during such period except common stock included in such registration. In order to enforce the foregoing covenant, DoveBid may impose stop-transfer instructions with respect to all securities of DoveBid held by each

Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     2.24 Legends.  It is understood that the certificates evidencing the
          -------
DoveBid Securities will bear the legends substantially in the form set forth below:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR REGISTERED OR OTHERWISE QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND REGISTRATION OR OTHER QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR OTHER QUALIFICATION IS NOT REQUIRED.

     THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A MARKET STAND-OFF RESTRICTION AS SET FORTH IN AN ASSET PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SECURITIES MAY NOT BE TRADED PRIOR TO THE EXPIRATION OF SUCH STAND-OFF PERIOD AFTER THE EFFECTIVE DATE OF THE INITIAL PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SECURITIES.

     2.25 Disclosure.  Neither the Disclosure Letter, this Agreement, its
          ----------
exhibits and schedules, nor any of the certificates or documents to be delivered by Trustee and the Principals to Sub pursuant to this Agreement, taken together, contains or will contain any untrue statement of a fact or omits or will omit to state any fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                                  ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF SUB AND DOVEBID

     Except as specifically set forth in the disclosure letters provided by Sub to Trustee simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "Sub Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, Sub hereby represents and warrants to Trustee as follows:

     3.1  Organization and Good Standing. Sub is validly incorporated and
          ------------------------------
subsisting under the laws of the State of Victoria, Australia, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.2  Organization and Good Standing. DoveBid is a validly incorporated
          ------------------------------
Delaware Corporation, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.3  Power, Authorization and Validity.
          ---------------------------------

          3.3.1 Sub has the corporate right, power and authority to enter into and perform its obligations under this Agreement, and all agreements to which Sub is or will be a party that are required to be executed pursuant to this Agreement ("Sub Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements have been duly and validly approved and authorized by Sub's Board of Directors.

          No vote of the shareholders of Sub is required with respect to the due authorization and approval of this Agreement, the Sub Ancillary Documents or the transactions contemplated hereby and thereby.

          3.3.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Sub to enter into, and to perform its obligations under, this Agreement and the Sub Ancillary Agreements.

          3.3.3 This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     3.4  No Conflict.  Neither the execution and delivery of this Agreement nor
          -----------
any Sub Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) the constitution of Sub, as currently in effect, (b) any instrument or contract to which Sub is a party or by which Sub's assets or properties are bound or affected, or (c) any law applicable to Sub or its assets or properties.

     3.5  No Brokers.  Sub is not and will not be obligated for the payment of
          ----------
fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     Except as specifically set forth in the disclosure letters provided by DoveBid to Trustee simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "DoveBid Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, DoveBid hereby represents and warrants to Trustee as follows:

     3.6  Power, Authorization and Validity.
          ---------------------------------

          3.6.1 DoveBid has the corporate right, power and authority to enter into and perform its obligations under this Agreement, and all agreements to which DoveBid is or will be a party that are required to be executed pursuant to this Agreement ("DoveBid Ancillary Agreements"). The execution, delivery and performance of this Agreement and the DoveBid Ancillary Agreements have been duly and validly approved and authorized by DoveBid's Board of Directors.

          No vote of the shareholders of DoveBid is required with respect to the due authorization and approval of this Agreement, the DoveBid Ancillary Documents or the transactions contemplated hereby and thereby.

          3.6.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable DoveBid to enter into, and to perform its obligations under, this Agreement and the DoveBid Ancillary Agreements.

          3.6.3 This Agreement and the DoveBid Ancillary Agreements are, or when executed by DoveBid will be, valid and binding obligations of DoveBid enforceable against DoveBid in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     3.7  No Conflict.  Neither the execution and delivery of this Agreement nor
          -----------
any DoveBid Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) the certificate of incorporation or bylaws of DoveBid, each as currently in effect, (b) any instrument or contract to which DoveBid is a party or by which DoveBid's assets or properties are bound or affected, or (c) any law applicable to DoveBid or its assets or properties.

     3.8  No Brokers.  DoveBid is not and will not be obligated for the payment
          ----------
of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

     4.1  Advice of Changes.  During the period from the date of this Agreement
          -----------------
until the earlier of the Closing or the termination of this Agreement, Trustee will promptly advise Sub in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Trustee contained in this Agreement, if made on or as of the date of such event or at the Closing untrue or inaccurate and (b) of any adverse change in Trustee's business, prospects, results of operations or financial condition. Trustee agrees to cooperate with Sub's auditors in order to book financial entries in accordance with U.S. GAAP and in a manner acceptable to Sub and its auditors.

     4.2  Maintenance of Business.  During the period from the date of this
          -----------------------
Agreement until the earlier of the Closing or the termination of this Agreement, Trustee will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Trustee becomes aware of a deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of Sub in writing and, if requested by Sub, will exert its best efforts to restore the relationship.

     4.3  Conduct of Business.  During the period from the date of this
          -------------------
Agreement until the earlier of the Closing or the termination of this Agreement, Trustee will continue to conduct the Business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of an officer of Sub (not being Mason):

          (a) borrow any money, or otherwise incur any indebtedness in excess of $10,000, or fail to maintain its current debt and lease instruments;

          (b) make any expenditure relating to, or any purchase or sale of, assets in excess of $10,000 in the aggregate, other than in the ordinary course of business;

          (c)  encumber or permit the creation of any Lien on any of its assets;

          (d) dispose of any of its assets except in the ordinary course of business consistent with past practice;

          (e) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

          (f) pay any bonus, increased salary or special remuneration or, except in the ordinary course of business, commission to any officer, director, employee or consultant or enter into any new employment or consulting agreement with any such person or agree or commit to make such payment;

          (g)  change accounting methods, policies or procedures;

          (h) amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of business, consistent with past practice;

          (i) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, documented by receipts for the claimed amounts;

          (j)  guarantee or act as a surety for any obligation;

          (k)  waive or release any right or claim;

          (l) issue or sell any shares or any other securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue any securities, accelerate the vesting of any outstanding option or other security or purchase or reacquire any of its outstanding equity securities;

          (m)  reorganize in any way its shares or securities;

          (n)  amend its constitution;

          (o)  license any of its technology or Intellectual Property Rights;

          (p) agree to any audit assessment by any tax authority or file any income or franchise tax return or to waive or extend the statue of limitations regarding any tax matter;

          (q) change any insurance coverage or issue any certificates of insurance; or

          (r) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(q).

     4.4  Satisfaction of Conditions Precedent.  From the date of this Agreement
          ------------------------------------
until the earlier of termination of this Agreement or the Closing, Trustee and each Principal, on the one hand, and by DoveBid and Sub, on the other, will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Articles V and VI, respectively, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby and permit Sub to carry on the Business after the Closing in the manner conducted by Trustee prior to the Closing.

     4.5  Regulatory Approvals.  DoveBid, Sub, Trustee and each Principal will
          --------------------
execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, territorial, local or foreign that may be reasonably required, or that DoveBid or Sub may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement.

     4.6  Litigation. Trustee will notify Sub in writing promptly after learning
          ----------
of any actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

     4.7  No Other Negotiations.  From the date of this Agreement until the
          ---------------------
earlier of termination of this Agreement or the Closing, Trustee and the Principals will not, and will not authorize or permit any officer, shareholder, director, employee, investment banker, attorney, agent, representative or affiliate of Trustee or either Principal, or any other person or entity, to, directly or indirectly, solicit, initiate or encourage any offer from any person or entity or consider any inquiries or proposals received from any other person or entity, participate in any negotiations or discussions regarding, furnish to any person or entity any information with respect to, or enter into any agreement, commitment, letter of intent or understanding concerning, the possible disposition of all or any substantial portion of the Business, Assets or equity interests by merger, sale or any other means (other than the transactions contemplated hereby with Sub). Trustee will promptly and in any event within 24 hours notify both DoveBid and Sub orally and in writing of any such inquiry or proposal, including the name of the persons making such proposal and all of the terms thereof. Any violation of the restrictions set forth in this section by any officer, director or employee of Trustee or any investment banker, attorney or other adviser or representative of Trustee or either Principal shall be deemed to be a breach of this Section 4.7 by Trustee or that Principal.

     4.8  Due Diligence; Access to Information; Audit.  From the date of this
          -------------------------------------------
Agreement until the earlier of termination of this Agreement or the Closing, Trustee and Principals will allow Sub and their agents to conduct such investigations of its businesses, properties, finances, practices, and procedures and condition as Sub reasonably considers appropriate. In connection therewith, Trustee will allow Sub and its agents reasonable access to the files, books, records and offices of Trustee, including, without limitation, any and all information relating to Trustee's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Trustee and Principals will cause its accountants to cooperate with Sub and its agents in making available all financial information reasonably requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. Furthermore, Sub may, in its sole discretion, engage a reputable accounting firm satisfactory solely to Sub to audit, at Sub's expense, the financial statements of Trustee for the three financial years ended 30 June before the date of this Agreement, and Trustee will cooperate with those auditors in their conduct and completion of the audit.

     4.9  Applicable Securities Laws.  From the date of this Agreement until the
          --------------------------
earlier of termination of this Agreement or the Closing, the Principals shall each use best efforts to assist DoveBid to the extent necessary to comply with the securities laws of all jurisdictions that are applicable in connection with the transactions contemplated herein.

     4.10 Employee Options.  Subject to the satisfactory resolution of
          ----------------
compliance issues with all applicable laws of Australia and the United States of America relevant thereto, DoveBid agrees to allocate among certain employees of Trustee, following consultation with the management of Trustee, a pool of options to purchase 50,000 shares of its Common Stock pursuant to the terms of DoveBid's 1999 Stock Option Plan.

     4.11 Further Assurances.  Sub, Trustee and the Principals shall each
          ------------------
deliver or cause to be delivered to the other such additional instruments, and take such additional actions (including without limitation the delivery and recordation of documents to permit Sub to acquire and perfect title in the Assets) as may reasonably be required for the purpose of carrying out this Agreement and the transactions contemplated hereby. The Principals and Trustee will cooperate and use all reasonable efforts to have the present officers, directors and employees of Trustee cooperate with Sub on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to Closing.

     4.12 Employee Transfer Issues.  Prior to the date of Closing, Sub must make
          ------------------------
an offer of employment, conditional on Closing and effective from the date of Closing, in the form in Exhibit B to each of the employees whose name is set in Exhibit E ("Employees").

          On or before the close of business on the date of Closing, Trustee must in respect of all Employees who accept an offer of employment from Sub made under this section ("Transferring Employee") pay to the Transferring Employees and Mason all amounts to which that Employee or Mason requires to be paid (in accordance with his or her entitlements under law or under any award, agreement or arrangement), on termination of his or her employment.

          Sub agrees that, subject to any relevant statute or award, for the purpose of calculating any benefit arising under any statute or award or contract of employment between Sub and the Transferring Employee or Mason, the period of service (including any period of service deemed by law or contract) which a Transferring Employee or Mason had with Trustee immediately before and continuous with the commencement of employment with

Sub ("Prior Service") is deemed to be service with Sub and the continuity of the period of service of the Transferring Employee or Mason is to be deemed not broken solely because the Transferring Employee or Mason ceases to be an employee of Trustee and becomes an employee of Sub. If Trustee has made a payment to a Transferring Employee or Mason as provided for above, Sub's obligation to that Transferring Employee or Mason for the future benefits to which that payment relates will only be in respect of actual service with Sub from the date of Closing.

          Trustee and the Principals agree to use all reasonable endeavors to induce the Employees to accept any offer of employment made to them by Sub.

          Trustee and the Principals indemnify and must keep indemnified Sub and DoveBid in respect of any and all claims, costs, expenses or liabilities in respect of any Employee who does not accept Sub's offer of employment with the intention that neither Sub nor DoveBid will have any liability to any Employee who is not a Transferring Employee.

          As noted in Section 1.3, Trustee and the Principals indemnify and must keep indemnified Sub and DoveBid in respect of any and all claims, costs, expenses or liabilities in respect of any Transferring Employee and Mason in respect of any liability which is not set out in the offer letter provided to, and accepted by, that Transferring Employee or Mason, as appropriate, with the intention that neither Sub nor DoveBid will have any liability to any Transferring Employee or Mason other than as set out in his or her letter of offer of employment.

          This Section is qualified by the following indemnity given by Sub in favor of Trustee, namely, that, to the extent that any Transferring Employee or Mason lawfully requires Trustee to pay to him or her all or part of his or her entitlements (as referred to in Section 1.2(b)(i)) on termination of employment by Trustee (and recognizing that such payment thereafter may reduce the amount of the Assumed Liabilities), Sub will promptly reimburse Trustee for such payment up to but not exceeding an aggregate amount of $50,000, provided, however, that for each dollar of such reimbursement, the amount of $340,200 referred to in Section 1.5 will be reduced by one dollar. Solely by way of illustration, if Trustee is required to pay to a Transferring Employee or Mason in respect of his or her annual leave entitlements an amount of $10,000, Sub will reimburse the amount of $10,000 to Trustee and the amount of $340,200 in
Section 1.5 will thereafter be $330,200 by operation of this Section.

     4.13 Name Change and Usage.  Trustee will cease using the name 'Masongreene
          ---------------------
Australasia Pty Ltd' from the Closing Date (and will choose a new name that is not similar to either or both of 'Masongreene' and 'DoveBid') and Sub will after the Closing Date have the right to carry on business in Australia using or incorporating the word 'Masongreene'.

     4.14 Guarantee.  In consideration for Trustee and each of the Principals
          ---------
agreeing to enter this Agreement, DoveBid unconditionally and irrevocably guarantees to Trustee and each of the Principals the due and punctual performance and observance by Sub of its obligations under this Agreement, including obligations to pay money.

     4.15 Indemnity.  As a separate undertaking, DoveBid unconditionally and
          ---------
irrevocably indemnifies Trustee and each of the Principals against all liability or loss arising from, and any reasonable costs, reasonable charges or reasonable expenses incurred in connection with, a breach by Sub of this Agreement, including a breach of the obligations to pay money. It is not necessary for Trustee or either of the Principals to incur such expense or make such payment before enforcing that right of indemnity.

                                   ARTICLE V
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF THE PRINCIPALS AND TRUSTEE

     The obligations of the Principals and Trustee with respect to actions to be taken at Closing are subject to the satisfaction, or waiver by the Principals, at or prior to Closing of each of the following conditions.

     5.1  Representations and Warranties; Covenants.  The representations and
          -----------------------------------------
warranties of DoveBid and Sub set forth in this Agreement shall be true and correct on and as of the Closing as though such representations and warranties had been made as of that time (other than representations and warranties that speak as of a specific time, which representations and warranties shall be true and correct as of such time). The covenants set forth in this Agreement to be performed by Sub at or before the Closing shall have been duly performed. DoveBid and Sub shall have delivered to Trustee a certificate to such effect dated the Closing Date signed by an authorized officers of Sub and of DoveBid.

     5.2  Documents.  All actions, proceedings, instruments and documents
          ---------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by Sub and DoveBid and shall be acceptable to the Principals.

     5.3  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of Trustee or any Principal as a result of which the management of Trustee or such Principal deems it materially detrimental to Trustee or such Principal to proceed with the transactions hereunder.

     5.4  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     5.5  Convertible Subordinated Note and Subordination Agreement.  DoveBid
          ----------------------------------------------------------
shall have acknowledged and delivered to Trustee, the Convertible Subordinated Note and the Subordination Agreement attached as Annex A thereto.

     5.6  Employment Agreement.  Sub shall have executed and delivered to Mason
          --------------------
an Employment Agreement in substantially the form of Exhibit D attached hereto
                                                     ---------
("Employment Agreement").

     5.7  Employment Offers.  Sub shall have made offers to all of the Employees
          ------------------
in accordance with Section 4.12 and in any event in the form agreed prior to the Closing by Sub and Mason.

                                   ARTICLE VI
             CONDITIONS PRECEDENT TO OBLIGATIONS OF SUB AND DOVEBID

     The obligations of Sub and DoveBid with respect to actions to be taken at the Closing are subject to the satisfaction, or waiver by Sub or DoveBid, as appropriate, at or prior to the Closing of all of the following conditions.

     6.1  Representations and Warranties; Covenants.  The representations and
          -----------------------------------------
warranties of the Principals and Trustee set forth in this Agreement shall be true and correct on and as of the Closing as though such representations and warranties had been made as of that time (other than representations and warranties that speak as of a specific time, which representations and warranties shall be true and correct as of such time). The covenants set forth in this Agreement to be performed by the Principals and Trustee on or before the Closing shall have been duly performed. The Principals and Trustee shall have delivered to Sub a certificate to such effect dated the Closing Date signed by a director of each of Trustee and Unitholder and by Mason.


     6.2  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein, and no governmental agency or body shall have taken any other action or made any request of Sub as a result of which the management of Sub reasonably deems it inadvisable to Sub to proceed with the transactions hereunder.

     6.3  No Adverse Effect.  No event or circumstance shall have occurred
          -----------------
between the execution of this Agreement and the Closing which could reasonably constitute an adverse effect on Trustee or the Assets or the Business and Sub shall have received a certificate to such effect dated the Closing Date signed by a director of each of Trustee and Unitholder and by Mason.

     6.4  Documents.  All actions, proceedings, instruments and documents
          ---------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by Trustee and Principals and shall be acceptable to Sub.

     6.5  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made, Trustee shall have obtained and delivered to Sub such additional consents to the transactions contemplated herein as Sub may reasonably request including, without limitation, Sub's receipt on or prior to Closing of consents of third parties listed in Section 2.5 of the Disclosure Letter; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     6.6  Convertible Subordinated Note and Subordination Agreement.  Trustee
          ----------------------------------------------------------
shall have acknowledged and delivered to DoveBid the Convertible Subordinated Note and the Subordination Agreement attached as Annex A thereto.

     6.7  Employment Agreement.  Mason shall have executed and delivered to Sub
          --------------------
his Employment Agreement.

     6.8  Release of Claims.  Sub shall have received copies of a Release of
          -----------------
Claims executed by Trustee and each Principal in substantially the form of Exhibit F attached hereto.
---------

     6.9  Lease Matters.  The owner and Sub shall have executed a lease,
          -------------
contingent upon the Closing, for the Business Premises at a rent that is no more than fair market rental and for a term of at least two years after the Closing.

     6.10 Insurance Matters.  Principals shall have obtained, and fully prepaid
          -----------------
all premiums associated with, "tail-off" insurance for Trustee for activities of Trustee prior to the Closing that will be assignable to Sub at the Closing if required, that expires no earlier than the third anniversary of the Closing and that contains coverage that is customary for Trustee's industry and is reasonably acceptable to Sub.

     6.11 Employment offers.  All offers of employment made by Sub in accordance
          -----------------
with section 4.12 shall have been accepted in writing by the offeree.

     6.12 Certification.  Provision to DoveBid and Sub of a certificate from
          -------------
Trustee's insurance broker confirming, to the reasonable satisfaction of Sub, that "tail off" cover has been adequately effected in respect of the Business prior to the Closing.

                                  ARTICLE VII
                                  TERMINATION

     7.1  Right to Terminate.  This Agreement may be terminated and the
          ------------------
transactions contemplated herein abandoned at any time prior to the Closing: (i) by the mutual written consent of the parties hereto (which, for purposes of this Article, Sub and DoveBid shall collectively be considered one party and Trustee and both Principals collectively shall be considered one party); (ii) by either party, if such party is not in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such breaching party fails to cure such breach within ten business days after written notice of such breach from the non-breaching party ("Uncured Breach"); (iii) by either party, if there is a final non-appealable order of a relevant court in effect preventing consummation of the transactions contemplated herein, or if any statute, rule, regulation or order is enacted, promulgated or issued or deemed applicable to the transactions contemplated herein by any governmental body that would make consummation of the transactions contemplated herein illegal; or (iv) by DoveBid or Sub if the transactions contemplated herein have not occurred by July 28, 2000.

     7.2  Termination Procedures.  If either party wishes to terminate this
          ----------------------
Agreement pursuant to Section 7.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the receipt of such notice.

     7.3  Continuing Obligations.  Following any termination of this Agreement
          ----------------------
pursuant to this Article VII the parties to this Agreement will continue to be liable for breaches of this Agreement prior to such termination and will continue to perform their respective obligations under Article X. Except for the obligations set forth in this Section 7.3, termination of this Agreement by a party hereto will be without any further obligation or liability upon any party in favor of the other party.

                                  ARTICLE VIII
           SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

     8.1  Survival of Representations.  The representations, warranties,
          ---------------------------
covenants and agreements of Sub and DoveBid contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations, warranties, covenants and agreements will expire (except for covenants that by their terms survive for a longer period). All representations, warranties, covenants and agreements of Trustee and the Principals contained in this Agreement will remain operative and in full force and effect from the date of this Agreement until the earlier of the termination of this Agreement or the three-year anniversary of the Closing (except for covenants that by their terms survive for a longer period, and representations in Section 2.20, concerning tax matters, which shall survive until the expiration of the applicable statute of limitations related to such tax.)

     8.2  Agreement to Indemnify.  Subject to the limitations set forth in this
          ----------------------
Article VIII, each of the Principals and Trustee hereby jointly and severally indemnifies and holds harmless DoveBid and Sub and each of its respective officers, directors, agents and employees, and each shareholder in DoveBid (individually, a "DoveBid Indemnitee" and collectively, "DoveBid Indemnitees") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and expenses ("Damages"):

          (a) arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by Trustee or any Principal in this Agreement or any certificate, document or instrument delivered by or on behalf of Trustee or the Principals pursuant to this Agreement;

          (b) resulting from any failure of Trustee to have good, valid and marketable title to the Assets and benefit of the Business, free and clear of Liens, or any claim by a current or former shareholder of Trustee of Unitholder or beneficiary of the Trust, or any other person, firm, corporation or entity;

          (c) in connection with a liability of Trustee arising out of any acts, events, omissions or transactions occurring prior to the Closing Date, which liabilities were not disclosed to DoveBid and Sub in this Agreement, the Financial Statements, the Closing Balance Sheet or the Disclosure Letter, or any breach of any agreement entered into by Trustee or the Principals prior to the Closing;

          (d) resulting from any employee-related cost or expense related to the execution or delivery of this Agreement or the termination of employees by Trustee upon the Closing apart from the Assumed Liabilities, subject to the qualification of them in accordance with Section 4.12;

          (e) arising in connection with any and all national, state, local or foreign income, profits, franchises, sales, use, occupation, property, excise, employment and other taxes (including interest, penalties and withholdings) of any kind related to the Business for the period ending on or prior to the Closing; or

         (f)   resulting from any Excluded Liability.

          A DoveBid Indemnitee shall not be entitled to indemnification hereunder until the aggregate amount of Damages with respect to such Claim or Claims (as defined below), together with all prior Claims by any DoveBid Indemnitee, exceeds $10,000 ("Threshold Amount"), provided, that once the aggregate amount of all Claims exceeds the Threshold Amount, all such Claims may be made without deducting the Threshold Amount. If, on or prior to the date on which a representation, warranty, covenant or agreement of the Trustee or Principals would expire pursuant to Section 8.1, written notice of the occurrence of a matter giving rise to a Claim in connection with such representation, warranty, covenant or agreement is given by a DoveBid Indemnitee, such DoveBid Indemnitee shall not be precluded from pursuing such Claim or suit or action or from recovering on such Claim until the final resolution thereof. The Threshold Amount limitation on indemnification shall not apply to the indemnification of Damages incurred by DoveBid or Sub with respect to (i) any expenses of Trustee or the Principals described in Section 10.5, (ii) any Excluded Liability, and (iii) any fraudulent or willful misconduct on the part of the Trustee or the Principals. The maximum aggregate liability of Trustee and the Principals under this section shall not exceed the Purchase Price.

     8.3  Third Person Claims.
          -------------------

          8.3.1 Promptly after a DoveBid Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person (such claim or commencement of such action or proceeding being a "Third Person Claim") that could give rise to a right of indemnification under this Agreement, that DoveBid Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the Principals by any DoveBid Indemnitee, give Mason written notice of such Third Person Claim describing in reasonable detail the nature of such Third Person Claim, a copy of all papers served with respect to that Third Person Claim (if any), an estimate of the amount of Damages attributable to the Third Person Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis for the DoveBid Indemnitee's request for indemnification under this Agreement; provided, however, that the failure of the DoveBid Indemnitee to give timely notice hereunder shall relieve the Principals and Trustee of their indemnification obligations under this Agreement to the extent, but only to the extent that, such failure materially prejudices the Principals' and Trustee's ability to defend such claim.

          8.3.2 Sub shall defend any Third Person Claim, and the costs and expenses incurred by Sub in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which Sub may seek indemnity pursuant to a Claim made by any DoveBid Indemnitee hereunder. If Sub fails to defend such Third Person Claim, the Principals or Trustee shall have the right to assume the defense thereof. Mason shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Person Claim to the extent that receipt of such documents by Mason does not affect any privilege relating to the DoveBid Indemnitee, and may participate in settlement negotiations with respect to the Third Person Claim. No DoveBid Indemnitee shall enter into any settlement of a Third Person Claim without the prior written consent of Mason (which consent shall not be unreasonably withheld), provided, that if Mason shall have consented in writing to any such settlement, then Mason shall have no power or authority to object to any Claim by any DoveBid Indemnitee for indemnity under Article VIII for the amount of such settlement; and the Principals and Trustee will remain responsible to indemnify the DoveBid Indemnitee for all Damages they may incur arising out of, resulting from or caused by the Third Person Claim to the fullest extent provided in
Article VIII.

     8.4  Representative.  Each of Trustee and Unitholder approves the
          --------------
designation of and designates Mason as the representative of them and as the attorney-in-fact and agent for and on behalf of each of them with respect to claims for indemnification under this Article VIII and the taking by Mason of any and all actions and the making of any decisions required or permitted to be taken by Mason under this Agreement, including, without limitation, the exercise of the power to: (a) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, such claims; (b) arbitrate, resolve, settle or compromise any claim for indemnity made pursuant to Article VIII; and
(c) take all actions necessary in the judgment of Mason for the accomplishment of the foregoing. Mason will have authority and power to act on behalf of each of Trustee and Unitholder with respect to the disposition, settlement or other handling of all claims under Article VIII and all rights or obligations arising under Article VIII. Trustee and Unitholder will be bound by all actions taken and documents executed by Mason in connection with Article VIII, and DoveBid and Sub will be entitled to rely on any action or decision of Mason. In performing the functions specified in this Agreement, Mason will not be liable to Trustee and Unitholder in the absence of gross negligence or willful misconduct on the part of Mason. Trustee and Unitholder shall severally indemnify Mason and hold him harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Mason and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by Mason in connection with actions taken by Mason pursuant to the terms of Article VIII (including without limitation the hiring of legal counsel and the incurring of legal fees and costs) will be paid by Trustee and the Principals in one third shares each.

     8.5  Notice of Claim.  As used herein, the term "Claim" means a claim for
          ---------------
indemnification of a DoveBid Indemnitee for Damages under Article VIII. Sub may give notice of a Claim under this Agreement whether for its own Damages or for Damages incurred by any other DoveBid Indemnitee, and Sub will give written notice of a Claim executed by an officer of Sub, as appropriate ("Notice of Claim") to Mason promptly after Sub becomes aware of the existence of any potential claim by a DoveBid Indemnitee Person for indemnity for Damages under
Article VIII, including in connection with any Third Person Claim.

     8.6  Contents of Notice of Claim.  Each Notice of Claim by Sub will contain
          ---------------------------
the following information:

          (a) that a DoveBid Indemnitee has incurred, paid or properly accrued (in accordance with U.S. GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with U.S. GAAP), Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a Third Person in an action brought against any DoveBid Indemnitee based on alleged facts, which if true, would give rise to liability for Damages to such DoveBid Indemnitee under Article VIII); and

          (b) a brief description, in reasonable detail (to the extent reasonably available to Sub), of the facts, circumstances or events giving rise to the alleged Damages based on Sub's good faith belief thereof, including, without limitation, the identity and address of any Third Person claimant (to the extent reasonably available to Sub) and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

     8.7  Resolution of Notice of Claim.  Any Notice of Claim received by Mason
          -----------------------------
will be resolved as follows:

          (a) Uncontested Claims. In the event that, within twenty (20) calendar
              ------------------
days after a Notice of Claim is received by Mason, Mason does not contest such Notice of Claim in writing to Sub ("Uncontested Claim"), Mason will be conclusively deemed to have consented, on behalf of himself, Trustee and Unitholder, to the recovery by the DoveBid Indemnitee of the full amount of Damages specified in the Notice of Claim in accordance with this Article VIII, including the recovery of any such amount from the Holdback Amount, or as provided in Section 1.8 the set off of any such amount against amounts owed by Sub to Trustee pursuant to the Convertible Subordinated Note or otherwise, and, without further notice, to have stipulated to the entry of a final judgment for damages against Trustee and Principals for such amount in any court having jurisdiction over the matter where venue is proper.

          (b) Contested Claims.  In the event that Mason gives Sub written
              ----------------
notice contesting all or any portion of a Notice of Claim ("Contested Claim") within the above twenty (20) day period, then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Sub and Mason or (ii) in the absence of such a written settlement agreement, by binding arbitration between Sub and Mason in accordance with the terms and provisions of
Section 8.7(c).

          (c) Arbitration of Contested Claims.  The parties all agree that any
              -------------------------------
Contested Claim will be submitted to mandatory, final and binding arbitration in San Mateo County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association from time to time in effect ("Rules"). The parties may agree on a retired judge as sole arbitrator. In the absence of such agreement, there will be three arbitrators, selected in accordance with the Rules. If there are three arbitrators, a decision reached by at least two of the three arbitrators will be the decision of the arbitration panel; provided, however, that in the case of monetary damages, if there is no agreement of two arbitrators as to the amount of the award, then the highest and lowest amounts will be disregarded, and the remaining amount will be the Final Award (as defined below). The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with Section 8.7(d). A Contested Claim finally resolved in favor of Sub may be satisfied as if such Claim were an Uncontested Claim pursuant to Section 8.7(a). The provisions of this Section 8.7(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the Final Award may be entered in any court having competent jurisdiction.

          (d) Payment of Costs. Sub, on the one hand, and Trustee and Principals
              ----------------
(through Mason), on the other hand, will bear the expense of deposits and advances required by the arbitrator(s) in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator(s) shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator(s) may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator(s) deems just and equitable.

          (e) Burden of Proof.  Except as may be otherwise expressly provided
              ---------------
herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

          (f) Award.  Upon the conclusion of any arbitration proceedings
              -----
hereunder, the arbitrator(s) will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached ("Final Award") and will deliver such documents to Sub (not being by way of delivery to Mason on behalf of Sub) and Mason, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon all parties, and will include an affirmative statement to such effect.

          (g) Timing.  Mason, Sub (excluding participation by Mason on behalf of
              ------
Sub)  and the arbitrator(s) will conclude each arbitration pursuant to this
Section 8.7 as promptly as possible for the Contested Claim being arbitrated.

          (h) Terms of Arbitration.  The arbitrator(s) chosen in accordance with
              --------------------
these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.



                                   ARTICLE IX
                                NON-COMPETITION

     9.1  Prohibited Activities. Each of Trustee, Unitholder and Mason will not,
          ---------------------
for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature other than DoveBid or its subsidiaries (including
Sub) or any of their affiliates:

          (a) engage in any business comprising or involving the buying and selling of assets, the auctioning of assets, valuing assets and related activities (including dealing in, and refurbishment of, assets) in competition with DoveBid or its subsidiaries (including Sub) or any of their affiliates;

          (b) call upon any person who is, at that time, an employee of DoveBid or Sub for the purpose or with the intent of enticing such employee away from or out of the employ of DoveBid or its subsidiaries (including Sub) or any of their affiliates;

          (c) call upon any person or entity which is, at that time, or that has been, within one (1) year prior to that time, a customer of DoveBid or its subsidiaries (including Sub) for the purpose of offering services in connection with the buying and selling of assets, the auctioning of assets, valuing assets and related activities (including dealing in, and refurbishment of, assets);

          (d) call upon any prospective acquisition candidate, on such person's own behalf or on behalf of any competitor of DoveBid or any of its subsidiaries (including Sub) or any of their affiliates, which candidate was either called upon by DoveBid or its subsidiaries (including Sub) or any of their affiliates or for which DoveBid or any of its subsidiaries (including Sub) or any of their affiliates made an acquisition analysis, for the purpose of acquiring such entity, and such entity carries on a comprising or involving the buying and selling of assets, of the auctioning of assets, valuing assets and related activities (including dealing in, and refurbishment of, assets), provided, however, that Trustee and the Principals shall not be charged with a breach of this Section 9.1(d) unless and until such person, respectively, shall have knowledge or notice that such prospective acquisition candidate was called on, or that an acquisition analysis was made, for the purpose of acquiring such entity; or

          (e) except in furtherance of the business of DoveBid or its subsidiaries (including Sub) or any of their affiliates, disclose customers, whether in existence or proposed, of Sub or Trustee to any person, firm, partnership, corporation or business for any reason or purpose whatsoever excluding disclosure to DoveBid or its subsidiaries (including Sub) or any of their affiliates.

     Notwithstanding the above, the foregoing covenants in this Section 9.1 shall not be deemed to prohibit Trustee, the Unitholder or Mason from (in aggregate) acquiring as an investment not more than one percent (1%) of the capital stock of any business or entity whose stock is traded on a national securities exchange or over-the-counter market.

     9.2  Term. The obligations set forth in this Article IX shall operate in
     ---  ----
the Territory and (unless otherwise specified) during the Restraint Period. For these purposes, and for the interpretation in Section 9.1:

      "engage in" means to participate in, assist in (except in an immaterial way) or otherwise be directly or indirectly involved as a member, shareholder, unitholder, director, consultant, adviser, licensor, licensee, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier;

      "Restraint Period" means each of the following periods separately:


      (a)      four years from the Closing Date;
      (b)      42 months from the Closing Date;
      (c)      three years from the Closing Date;
      (d)      30 months from the Closing Date;
      (e)      two years from the Closing Date.

      "Territory" means each of the following regions separately:

      (a)      Asia, the Middle East, Australia and New Zealand;
      (b)      Asia, Australia and New Zealand;
      (c)      Asia and Australia;
      (d)      Australia and New Zealand;
      (e)      Australia.

     Section 9.1 and this Section 9.2 have effect as if it consisted of several separate and independent covenants and restraints consisting of each separate covenant and restraint set out combined with each separate Restraint Period and of each separate combination combined with each separate Territory.

     If any of:

        (a) the several separate and independent covenants and restraints is or becomes invalid or unenforceable for any reason then that invalidity or inability to enforce will not affect the validity or enforceability of any other separate and independent covenants and restraints; and

        (b) the prohibitions and restrictions is judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill, reputation and business of Sub but would be judged reasonable and necessary if any activity were deleted or any period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

     9.3  Damages. Because of the difficulty of measuring economic losses to Sub
          -------
as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Sub for which it would have no other adequate remedy, Trustee and the Principals agree that the foregoing covenants may be enforced by Sub, in the event of breach by Trustee or either Principal by injunctions and restraining orders and without limitation of Sub's other rights in respect of such breach.

     9.4  Reasonable Restraint. It is agreed by the parties hereto that the
          --------------------
foregoing covenants in this Article IX impose a reasonable restraint on Trustee and the Principals in light of the Assets and benefit of the Business to be acquired by Sub under this Agreement and the current plans of DoveBid and Sub; but it is also the intent of the parties that such covenants be construed and enforced in accordance with the changing activities and business of DoveBid or its subsidiaries (including Sub) or any of their affiliates throughout the term of this covenant. In particular, Trustee and Principals acknowledge and agree that DoveBid, in funding Sub to acquire the Assets and take control of the Business and assume responsibility for the Assumed Liabilities as provided in this Agreement, and in providing the guarantee and indemnity of Sub as provided for in this Agreement, has a genuine interest in the covenants and restrictions in Article IX.

     9.5  Independent Covenant. All of the covenants in this Article IX shall be
          --------------------
construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of either of Trustee or the Principals against Sub (including the subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Sub of such covenants. It is specifically agreed that the Restraint Period shall be computed by excluding from such computation any time during which any of Trustee or Principals is in violation of any provision of this Article IX. The covenants contained in this Article IX shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

     9.6  Materiality. Trustee and the Principals hereby acknowledge and agree
          -----------
that the covenants in this Article IX are a material and substantial part of this transaction and this Agreement.



                                   ARTICLE X
                                    GENERAL

     10.1 Confidentiality.  The parties each recognize that they have received
          ---------------
and will receive confidential information concerning the other during the course of the negotiations and preparations of this Agreement and the transactions contemplated herein. Accordingly, the parties each agree (a) to use all their respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Closing and related transactions. The obligations of this
Section 10.1 will not apply to information that is required, in the reasonable opinion of counsel to a party hereto, to be disclosed by statute, or governmental rule or regulation (including, without limitation, the U.S. federal and state securities statutes, rules and regulations of any national securities exchange, national market quotation system or other stock exchange to which a party may apply for listing of shares of capital stock for trading and rules of the National Association of Securities Dealers, Inc.) or, following the Closing, to the disclosure of information regarding the Assets and the Business by Sub or DoveBid. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party or destroyed and certified to have been destroyed. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 10.1 and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto each agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     10.2 Successors and Assigns.  No party may assign its rights under this
          ----------------------
Agreement without the prior written consent of all other parties, which consent may not be unreasonably withheld or delayed, except that Sub may assign its rights and obligations hereunder without the prior written consent of any party in connection with a merger, consolidation or sale of all or substantially all of Sub's assets or in connection with a reincorporation, reorganization or other corporate recapitalization, provided that the acquiring or surviving corporation or entity agrees to assume all of Sub's obligations under this Agreement. This provision does not govern the assignment of the Convertible Subordinated Note, the assignment of which shall be governed solely by the provisions thereof. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.3 Entire Agreement; Amendments.  This Agreement (including the Schedules
          ----------------------------
and Exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the parties and supersede any prior agreement, understanding or discussions relating to the parties or the transactions contemplated by this Agreement. Any employment (and any related) agreement(s) between Sub and Mason shall be deemed to be separate transactions, unrelated to the transactions contemplated by this Agreement for the purposes of this Section 10.3. Except as otherwise stated herein, this

Agreement and the exhibits hereto may be modified or amended only by a written instrument executed by all of the parties, in the case of a company, acting through its duly authorized officer.

     10.4 Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same agreement.

     10.5 Expenses; Taxes.  Each party will pay the fees, expenses and
          ---------------
disbursements of itself and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement (and the documents annexed or attached to it) and any amendments thereto. Sub, as the purchaser, shall pay all stamp duty up to the amount of $6,000 and lodge all documents for assessment of duty in each State where required in connection with transactions contemplated by this Agreement. To the extent that the total stamp duty liability exceeds $6,000, Trustee and the Principals indemnify and must keep indemnified Sub for one half of that excess, with the intention that Sub only be liable for one half of all stamp duty in excess of $6,000.

     10.6 Notices.  All notices and other communications required or permitted
          -------
hereunder shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by depositing the same in recognized mail services in Australia or the United States of America, as appropriate, or a nationally or internationally recognized (as appropriate) overnight courier service, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party or to an officer or agent of such party as follows:

         (i) If mailed or delivered to DoveBid, to each of the following, using two separate mailings or deliveries:

               DoveBid, Inc.
               1241 East Hillsdale Blvd.
               Foster City, California  94404
               Attn:  Cory Ravid, Chief Financial Officer

               DoveBid, Inc.
               1241 East Hillsdale Blvd.
               Foster City, California  94404
               Attn:  Anthony Capobianco, Vice President and General Counsel

         (ii) If mailed or delivered to Sub, to the following (with a copy to each of the two noted for DoveBid at (i) above:

               Justin Fahey, Esq.
               Minter Ellison
               525 Collins Street
               Melbourne GPO Box 769G
               Melbourne, Victoria  3001

         (iii) If mailed or delivered to Trustee or the Principals, to:

               Masongreene Australasia Proprietary Limited
               91-101 Leveson Street
               North Melbourne Vic 3051
               Attention: Chris Mason, Managing Director

               with a copy to:

               CN Mason & Associates Proprietary Limited
               85 Canterbury Road
               Canterbury, Victoria  3126
               Attention: Chris Mason

               and to:

               Chris Mason
               16 Loch Street
               West St Kilda, Victoria 3182

or to such other address as any party hereto shall specify in writing to the other parties hereto pursuant to this Section 10.6 from time to time. Such notice shall be effective only upon actual receipt.

     10.7 Governing Law and Jurisdiction.  This Agreement shall be governed by
          ------------------------------
and construed in accordance with the laws of the State of California, without giving effect to laws concerning choice of law or conflicts of law. Except as set forth in Article VIII regarding the arbitration of Contested Claims, all disputes arising out of this Agreement or the obligations of the parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the California state courts of San Mateo County, California (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over San Mateo County). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF SAID COURTS AND WAIVES TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME. The non-prevailing party in any such dispute shall pay all reasonable costs, fees and expenses related to the dispute, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party in such dispute.

     10.8 Exercise of Rights and Remedies.  Except as otherwise provided herein,
          -------------------------------
no delay of, or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     10.9 Time.  Time is of the essence with respect to this Agreement.
          ----

     10.10  Reformation and Severability.  In case any provision of this
            ----------------------------
Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     10.11  Remedies Cumulative.  No right, remedy or election given by any term
            -------------------
of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law, or in equity or by contract.

     10.12  Construction. This Agreement has been negotiated among DoveBid, Sub,
            ------------
Trustee, the Principals and their respective legal counsel and accounting and tax advisers, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     10.13  Captions.  The headings of this Agreement are inserted only for
            --------
convenience, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     10.14  Indemnities.  For the avoidance of doubt, where an indemnity is
            -----------
provided in this Agreement and that indemnity is not set out in Article VIII, the indemnity will survive the Closing and the provisions of Sections 8.3 to 8.7 inclusive will apply mutatis mutandis to each and all of those indemnities.


                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed by the respective authorized representatives of DoveBid, Sub, Unitholder and Trustee and by Mason as of the day and year first above written.

DOVEBID, INC.


By: /s/ Anthony Capobianco
   --------------------------------------
Name:  Anthony Capobianco
Title: Vice President and General Counsel


DOVEBID AUSTRALASIA PTY LTD


By: /s/ Anthony Capobianco
   --------------------------------------
Name:  Anthony Capobianco
Authorized signatory



                              MASONGREENE AUSTRALASIA PTY LTD.


                              By: /s/ Christopher Mason
                                 ------------------------------
                              Name:  Christopher Mason
                              Title: Director



                              C.N. MASON & ASSOCIATES PTY LTD.


                              By: /s/ Christopher Mason
                                 ------------------------------
                              Name:  Christopher Mason
                              Title: Director


                              CHRISTOPHER N. MASON



                              /s/ Christopher Mason
                              ----------------------------------




                 [Signature Page to Asset Purchase Agreement]